EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-76294 and No. 333-90026) on Form S-8 of Deltic Timber Corporation of our reports dated March 4, 2011, with respect to the consolidated balance sheets of Deltic Timber Corporation and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, stockholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Deltic Timber Corporation.

/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana
March 4, 2011